                                                                     EXHIBIT 4.2

                         MORTGAGE AND SECURITY AGREEMENT

                            DATED: DECEMBER 13, 2002

                         IN THE AMOUNT OF $40,500,000.00

                                      FROM

                             NEW VALLEY CORPORATION
           (DOING BUSINESS IN NEW JERSEY AS NEW VALLEY REALTY COMPANY)
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131

                                       TO

                      HSBC REALTY CREDIT CORPORATION (USA),
                             AS ADMINISTRATIVE AGENT
                                452 FIFTH AVENUE
                            NEW YORK, NEW YORK 10018



                      Street Address             100-150 College West Road
                            Town of:             Plainsboro
                          County of:             Middlesex
                           State of:             New Jersey
                              Block:             3
                               Lots:             1.61 and 1.62

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                               RECORD & RETURN TO:

                               Trans-County Title Agency, LLC
                               83 Morris Street
                               P.O. Box 675
                               New Brunswick, New Jersey 08903
                               Attn: Alan J. Finkel
                               Title No.: TC-32594


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


                         MORTGAGE AND SECURITY AGREEMENT


                  THIS MORTGAGE AND SECURITY AGREEMENT ("Mortgage"), made the 13th day of December 2002, from NEW VALLEY CORPORATION, a Delaware corporation (doing business in New Jersey as New Valley Realty Company) with offices located at 100 S.E. Second Street, Miami, Florida 33131 ("Mortgagor") in favor of HSBC REALTY CREDIT CORPORATION (USA), a corporation organized under the laws of the State of Delaware, with offices at 452 Fifth Avenue, New York, New York 10018, as Administrative Agent (in such capacity, "Mortgagee") for certain lenders in connection with a loan agreement dated the date hereof among the Mortgagor, as borrower, each of the "Lenders" (as hereinafter defined), and the Mortgagee, as Administrative Agent ("Loan Agreement")


                                   DEFINITIONS


                  The Mortgagor and the Mortgagee agree that, unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified, such definitions to be applicable equally to the singular and to the plural forms of such terms.

                  "Chattels" means all fixtures, fittings, appliances, apparatus, equipment, machinery and articles of personal property, all additions thereto and replacements thereof and articles in substitution therefore, now or hereafter owned by the Mortgagor or in which the Mortgagor has or shall have an interest, now or at any time hereafter affixed to, attached to, placed upon, or used in any way in connection with the complete and comfortable use, enjoyment, occupancy or operation of, the Improvements (as hereinafter defined) or the Premises (as hereinafter defined).

                  "Code" means the Uniform Commercial Code adopted in New York State, as the same may be from time to time in effect.

                  "Event of Default" means an event of default described as such in Section 2.1 hereof.

                  "Improvements" means all structures and buildings, and replacements thereof, now or hereafter located or erected upon the Premises, including all Chattels of every kind and nature whatsoever forming part of said structures and/or buildings.

                  "Intangibles" means all "general intangibles" (as such term is defined in the Code) in any way relating to the Premises and/or the Improvements and in which the Mortgagor has any interest, including, without limitation, all licenses, trade names, and books and records relating to the Premises, the construction of any Improvements, and/or to the business operated or to be operated on the Premises or any part thereof, and all unearned premiums, accrued, accruing or to accrue under all insurance policies now or hereafter obtained by the Mortgagor insuring the Mortgaged Property (as hereinafter defined), and all rights and interests of Mortgagor thereunder.

                  "Involuntary Rate" means the Default Rate as set forth in the Loan Agreement, but in no event to exceed the maximum rate allowed by law.

                  "Lenders" mean each of the lenders that is a signatory to the Loan Agreement under the caption "Lenders" on the signature page(s) thereof, including each assignee that becomes a "Lender" after the date hereof pursuant to Section 12.06 of the Loan Agreement.

                  "Notes" shall have the meaning ascribed to such term in the Loan Agreement.

                  "Premises" means all that certain plot, piece or parcel of land owned by the Mortgagor as more particularly described in Schedule A hereto, together with all of the improvements thereon, air space, easements, rights, privileges, royalties and appurtenances belonging or in anyway appertaining thereunto, and all of the estate, right, title, interest, claim or demand whatsoever of the Mortgagor therein and in the streets, alleys and ways adjacent thereto, either at law or in equity, in possession or expectancy, now or hereafter acquired.


                                 GRANTING CLAUSE


                  NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Mortgagor, in consideration of the premises and in order to secure payment of the principal of FORTY MILLION FIVE HUNDRED THOUSAND and 00/100 ($40,500,000.00) DOLLARS, and the interest, and any other sums payable, under the Notes, the Loan Agreement, and/or under this Mortgage, and the payment of any sums advanced by the Mortgagee pursuant to this Mortgage (collectively, all of such obligations are hereinafter referred to as the "Indebtedness"), hereby gives, grants, bargains, sells, warrants, aliens, premises, releases, conveys, assigns, transfers, mortgages, hypothecates, deposits, pledges, sets over and confirms unto the Mortgagee, for the pro rata benefit of the Lenders, all the Mortgagor's estate, right, title and interest in, to and under any and all of the following described property (the "Mortgaged Property"), whether now owned or held or hereafter acquired:

                  (a) the Premises;

                  (b) the Improvements;

                  (c) the Chattels;

                  (d) the Intangibles;

                  (e) all leases, subleases, lettings, licenses and other uses and occupancies of the Premises now or hereafter entered into and all right, title and interest of the Mortgagor thereunder, together with the rents, issues, income and profits thereof including, without limitation, cash or securities deposited thereunder to secure performance by the lessees of their obligations thereunder, whether such cash or securities are to be held until the expiration of the terms of such leases (except that the Mortgagor shall as licensee of the Mortgagee have the right to collect such rents and other amounts, subject to provisions of this Mortgage, so long as no Event of Default shall have occurred and be continuing) and all guaranties of the obligations of the tenants, subtenants, lessees, licensees, users or occupants thereunder;

                  (f) all agreements and/or contracts now or hereafter entered into by the Mortgagor relating to the sale, leasing, brokerage, development, construction (including architectural and engineering contracts), equipping, management, maintenance, marketing, and/or operation of the Premises or the Improvements, including all moneys due and to become due thereunder;

                  (g) all books and records relating to the operation of the Premises and/or the construction of any Improvements, including the plans and specifications and working drawings relating to the construction of any Improvements;

                  (h) all options and agreements with respect to any additional real property for the use or development in connection with operation of the Premises and/or construction of any Improvements;

                  (i) all Chattel Paper, Accounts, Deposits, Accounts, Letter-of-Credit Rights, Documents, Inventory and Instruments, as such terms are defined in the Code, relating to the Premises and/or Improvements only, including, without limitation, all of the Mortgagor's operating accounts with respect to the Premises and the Improvements;

                  (j) all consents, certificates, authorizations, variances, waivers, licenses, permits and approvals from any governmental authority relating to the Premises and/or the construction of any Improvements; and

                  (k) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including, without limitation, proceeds of hazard and title insurance and condemnation awards.

                  TO HAVE AND TO HOLD unto the Mortgagee, its successors and assigns forever.

                                   ARTICLE I.

                      PARTICULAR COVENANTS OF THE MORTGAGOR


                  The Mortgagor covenants and agrees as follows:

                  Section 1.1. (a) Mortgagor represents and warrants that it has and will continue to hold good and marketable title to an indefeasible fee estate in the Premises subject to no lien, charge or encumbrance, except such as are listed as exceptions in Schedule B attached hereto ("Permitted Exceptions").

                  (b) Mortgagor represents and warrants: (i) that it is the owner of, and shall own, the Mortgaged Property free and clear of any liens and claims, other than the Permitted Exceptions, (ii) that this Mortgage is and shall remain a valid and enforceable first lien on the Mortgaged Property subject only to the Permitted Exceptions, (iii) that the execution and delivery of this Mortgage, the Loan Agreement and the Notes have been duly authorized by the Mortgagor and that there is no provision in any document evidencing or establishing the existence of the Mortgagor that requires the further consent for such action by any other entity or person, (iv) that it is duly organized, validly existing and is in good standing under the laws of the State of Delaware, and is authorized to do business in the State of New Jersey, (v) that it has all necessary licenses, authorizations, registrations, permits and/or approvals, and full power and authority, to own its properties and carry on its business as currently conducted, (vi) that the execution and delivery by it of, and performance of its obligations under this Mortgage, the Loan Agreement and the Notes shall not result in the Mortgagor being in default under any provision of any document evidencing or establishing the existence of the Mortgagor or of any mortgage, credit or other agreement to which the Mortgagor is a party or that affects the Mortgagor or the Premises, or any part thereof, (vii) that it shall preserve its fee simple title in and to the Premises and shall forever warrant and defend the same to the Mortgagee, (viii) that it shall forever warrant and defend the validity and priority of the lien hereof against the claims of all persons and parties whomsoever, and (ix) that the execution of this Mortgage has been duly authorized by the executive committee of the board of directors of the Mortgagor.

                  Section 1.2. The Mortgagor shall, at its sole cost and expense, and without expense to the Mortgagee, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as the Mortgagee shall from time to time reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto the Mortgagee the Mortgaged Property and the rights hereby conveyed or assigned or intended now or hereafter so to be, or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage and, on demand, shall execute and deliver, and hereby authorizes the Mortgagee to execute and file in the name of the Mortgagor to the extent it may lawfully do so, one or more financing statements to evidence more effectively the lien hereof upon the Mortgaged Property or any part thereof.

                  Section 1.3. (a) The Mortgagor forthwith upon the execution and delivery of this Mortgage, and thereafter from time to time, shall, at the sole cost of the Mortgagor, cause this Mortgage and any security instrument creating a lien or evidencing the lien hereof upon the Mortgaged Property and each instrument of further assurance, to be filed, registered and/or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and to fully protect the lien hereof upon, and the interest of the Mortgagee in, the Mortgaged Property.

                  (b) The Mortgagor shall pay all filing, registration or recording fees, and all expenses incident to the execution and acknowledgment of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Mortgaged Property, and any instrument of further assurance, and all federal, state, county and municipal stamp taxes and other taxes, duties, imposts, assessments and charges (other than the Mortgagee's franchise or income taxes) arising out of or in connection with the execution and delivery of the Loan Agreement, the Notes, this Mortgage or any mortgage supplemental hereto, any security instrument with respect to the Mortgaged Property or any instrument of further assurance.

                  Section 1.4. The Mortgagor shall punctually pay the principal and interest and all other sums to become due in respect of the Notes at the time and place and in the manner specified in the Loan Agreement, and all amounts due under the Loan Agreement, according to the true intent and meaning thereof, all in any coin or currency of the United States of America that at the time of such payment shall be legal tender for the payment of public and private debts and all such principal and interest due in respect of the Loan Agreement and the Notes is hereby deemed an obligation due under and secured by this Mortgage.

                  Section 1.5. Mortgagor represents and warrants that Mortgagor shall, so long as it is owner of the Mortgaged Property or any part thereof, do all things necessary to preserve and keep in full force and effect its existence, franchises, rights and privileges as a corporation under the laws of the State of Delaware and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental authority or court applicable to the Mortgagor or to the Mortgaged Property or any part thereof.

                  Section 1.6. All right, title and interest of the Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by, or released to, the Mortgagor, or constructed, assembled or placed by the Mortgagor on the Premises or any part thereof, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, conveyance, assignment or other act by the Mortgagor or Mortgagee, shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described in the granting clause hereof, but at any and all times the Mortgagor shall execute and deliver to the Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien of this Mortgage.

                  Section 1.7. (a) The Mortgagor, from time to time when the same shall become due and payable, shall pay and discharge all taxes of every kind and nature, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, and all other public charges whether of a like or different nature, imposed upon or assessed against the Mortgaged Property, or any part thereof, or upon the revenue, rents, issues, income and profits of the Mortgaged Property, or any part thereof, or arising in respect of the occupancy, use or possession thereof. In default thereof the Mortgagee may, but shall be under no obligation to, pay the same, and the Mortgagor shall repay the same to the Mortgagee with interest and the same shall be a lien of the Premises secured on this Mortgage. If requested by the Mortgagee, the Mortgagor shall deliver to the Mortgagee receipts evidencing the payment of all such taxes, assessments, levies, fees, rents and other public charges imposed upon or assessed against the Mortgaged Property, or any part thereof, or the revenues, rents, issues, income or profits thereof, promptly upon the payment thereof. The Mortgagor shall deposit with the Mortgagee, at the time of each payment of an installment of interest or principal under the Note, an additional amount sufficient to discharge the obligations under this subsection (a) when they become due. The determination of the amount so payable and of the fractional part thereof to be deposited with the Mortgagee, so that the aggregate of such deposit shall be sufficient for this purpose, shall be made by the Mortgagee in its sole and reasonable discretion. Such amounts shall be held by the Mortgagee without interest and applied to the payment of the obligations in respect to which such amounts were deposited on or before the respective dates on which the same or any of them would become delinquent or, at the option of the Mortgagee, but only if an Event of Default shall have occurred and shall be continuing, to the payment of any amount due under the Loan Agreement, the Notes or hereunder (including principal, interest and any late charges) in such order or priority as the Mortgagee shall determine. If one (1) month prior to the due date of any of the aforementioned obligations, the amounts then on deposit therefor shall be insufficient for the payment of such obligation in full, the Mortgagor, within five (5) business days after demand by the Mortgagee, shall deposit the amount of the deficiency with the Mortgagee. Nothing herein contained shall be deemed to affect any right or remedy of the Mortgagee under any provision of this Mortgage or of any statute or rule of law to pay any such amount and to add the amount so paid to the Indebtedness. The Mortgagor hereby grants the Mortgagee a security interest in any and all such funds to secure the repayment of the Indebtedness.

                  (b) Nothing in this Section 1.7 shall require the payment or discharge of any obligation imposed upon the Mortgagor by this Section 1.7 so long as the Mortgagor shall in good faith and at its own expense contest the same or the validity thereof by appropriate legal proceedings which shall operate to prevent the collection thereof or other realization thereon and the sale or forfeiture of the Mortgaged Property or any part thereof to satisfy the same; provided that during such contest the Mortgagor shall, at the option of the Mortgagee, provide reasonable security satisfactory to the Mortgagee assuring the discharge of the Mortgagor's obligation under this Section 1.7 and of any additional charge, penalty, or expense arising from or incurred as a result of such contest; and provided further that if, at any time, payment of any obligation imposed upon the Mortgagor by subsection (a) of this Section 1.7 shall become necessary to prevent the delivery of a tax deed, or its equivalent, conveying the Mortgaged Property, or any part thereof, because of non-payment, then the Mortgagor shall pay the same in sufficient time to prevent the delivery of such tax deed or its equivalent.

                  Section 1.8. (a) The Mortgagor shall pay, or adequately bond, from time to time when the same shall become due, all lawful claims and demands of mechanics, materialmen, laborers and others, which claims and demands, if unpaid, might result in, or permit the creation of, a lien on the Mortgaged Property or any part thereof, or on the revenues, rents, issues, income and profits arising therefrom and in general shall do or cause to be done everything necessary so that the lien on this Mortgage shall be fully preserved, at the cost of the Mortgagor, without expense to the Mortgagee.

                  (b) The Mortgagor shall pay any and all taxes, charges, fees and/or levies by reason of Mortgagee's ownership of this Mortgage or any Lender's ownership of its Note and/or resulting from the exercise by Mortgagee of any of its rights and/or remedies provided for under this Mortgage, except for franchise and income taxes of the Mortgagee. The obligations assumed by Mortgagor pursuant to this Section 1.8 shall survive the exercise by the Mortgagee of any of its rights and/or remedies under this Mortgage.

                  Section 1.9. (a) The Mortgagor, at its sole cost and expense, shall maintain the following insurance:

                  (i) intentionally omitted.

                  (ii) Insurance on the Improvements and the Chattels against loss or damage by fire and against loss or damage by other risks now or hereafter embraced by "All-Risks" insurance, so called, in an amount sufficient to prevent the Mortgagor from becoming a co-insurer under the applicable policies but, in any event, not less than 100% of the "full replacement cost" thereof, without deduction for depreciation, and with a replacement cost endorsement and agreed amount endorsement satisfactory to the Mortgagee. As used herein, "full replacement cost" shall mean (A) with reference to the Improvements, the cost of replacing the Improvements exclusive of the cost of excavations, foundations and footings below the lowest basement floor, and (B) with reference to the Chattels, the cost of replacing the Chattels, and in either case, without deduction for the physical depreciation thereof. Such full replacement cost shall be determined from time to time (but not more often than once every twenty-four months) at the request of the Mortgagee by an insurer or by an appraiser, architect or contractor designated by the Mortgagee and paid by the Mortgagor. No omission on the part of the Mortgagee to request any such determination shall relieve the Mortgagor of any of its obligations under this
Section 1.9.

                  (iii) Comprehensive general liability insurance (with contractual liability on an occurrence basis and including blanket contractual liability, completed operations and personal injury coverage) against claims for bodily injury, death or property damage occurring on, in or about the Premises, such insurance to afford protection, during the term of this Mortgage, in such amounts as the Mortgagee may from time to time require.

                  (iv) Worker's compensation insurance, in accordance with all applicable statutory requirements.

                  (v) Insurance against loss or damage from (A) leakage of sprinkler systems and (B) explosion of steam boilers, air conditioning equipment, pressure vessels or similar apparatus now or hereafter installed in the Premises, in for and in such amounts as the Mortgagee shall from time to time reasonably requires.

                  (vi) Rent and business interruption insurance for loss occasioned by the perils commonly insured in the "All Risks" policy, so-called, in an amount not less than one year's gross income from the Premises plus the annual real estate taxes thereon.

                  (vii) Insurance in such amounts as may from time to time be reasonably required by the Mortgagee, against such other insurable casualties, hazards or risks as shall from time to time commonly be insured against in the case of premises comparable to the Premises, including, without limitation, insurance against loss and damage resulting from perils and acts of terrorism; PROVIDED, HOWEVER with respect to insurance against loss and damage resulting from perils and acts of terrorism, Mortgagor shall only be required to use commercially reasonable efforts, consistent with those of prudent owners of real estate comparable to the Premises and Improvements, to maintain commercial property and business income insurance for loss and damage resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under this Section 1.9.

                  Each policy of insurance required by clauses (ii), (iv), (v),
(vi) and (vii) of this subdivision (a) of this Section 1.9 shall contain the standard non-contributory mortgagee endorsement in favor of the Mortgagee, shall name the Mortgagee as loss payee of any and all proceeds payable under such insurance, and shall provide that the Mortgagee shall have the right to participate in the adjustment of any insurance awards. All policies of insurance required by clause (iii) of this subdivision (a) of this Section 1.9 shall be written on an "on occurrence" basis and shall name the Mortgagee as an additional insured.

                  All insurance policies and endorsements required pursuant to this Section 1.9 shall be fully paid for, nonassessable and contain such provisions and expiration dates and be in such form and amounts and issued by such insurance companies as shall be reasonably satisfactory to the Mortgagee. Without limiting the foregoing, each policy shall specifically provide that (A) such policy may not be canceled or modified except upon thirty (30) days prior written notice to the Mortgagee via certified mail and that no act or thing done by the Mortgagor shall invalidate the policy as against the Mortgagee, and (B) any and all insurance proceeds shall be paid to the Mortgagee, except for insurance proceeds of less than $150,000.00 for any single occurrence, which may be paid directly to the Mortgagor, so long as no Event of Default shall have occurred and be continuing. In addition, from time to time, upon the occurrence of any change in the use, operation or value of the Premises, or in the availability of insurance in the area in which the Premises are located, the Mortgagor shall, within ten (10) business days after demand by the Mortgagee, take out such additional amounts and/or require other kinds of insurance as the Mortgagee may reasonably require. The Mortgagor shall assign and deliver the policies of all such insurance to the Mortgagee, in such manner and form that the Mortgagee and its successors and assigns shall at all times have and hold said policy or policies as collateral and further security for the payment of the Indebtedness until the full payment of the Indebtedness.

                  (b) Mortgagor shall not take out separate insurance concurrent in form or contribution in the event of loss with that required to be maintained under this Section 1.9, unless the Mortgagee is included thereon as a named insured with loss payable to the Mortgagee under a standard mortgagee endorsement of the character above described. The Mortgagor shall immediately notify the Mortgagee whenever any such separate insurance is taken out and shall immediately notify the Mortgagee whenever such separate insurance is taken out and shall promptly deliver to the Mortgagee the policy or policies of such insurance.

                  (c) If the Premises, or any part thereof, are located in an area which has been identified by the Secretary of Housing and Urban Development as a flood hazard area, the Mortgagor shall keep, for as long as any Indebtedness remains unpaid, the Premises covered by flood insurance in an amount at least equal to the full amount of the Indebtedness or the maximum limit of coverage available for the Premises under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1983, as the same may have been or may hereafter be amended or modified (and any successor act thereto), whichever is less, naming Mortgagee as an additional insured party.

                  (d) The Mortgagor shall give the Mortgagee prompt notice of any loss covered by insurance and the Mortgagee shall have the right to join the Mortgagor in adjusting any loss. Notwithstanding anything to the contrary contained herein or under applicable law, the proceeds of insurance policies coming into the possession of the Mortgagee shall not be deemed trust funds and, unless the Mortgagor shall be entitled to receive disbursement of the insurance proceeds pursuant to and in accordance with the provisions of 1.9(h) below, the Mortgagee shall have the option in its sole discretion to apply any insurance proceeds it may receive pursuant hereto, or otherwise, to the payment of the Indebtedness, or to allow all or a portion of such proceeds to be used for the restoration of the Premises in accordance with Section 1.9(h) below without affecting the lien of this Mortgage for the full amount of the Indebtedness owing prior to receipt of such proceeds. In the event any such insurance proceeds shall be used to reduce the Indebtedness, the same shall be applied by the Mortgagee, after the deduction therefrom and repayment to the Mortgagee of any and all costs and expenses incurred by the Mortgagee in the recovery thereof, in any manner Mortgagee shall designate including but not limited to, the application of such proceeds to the then unpaid installments of the principal balance due under the Loan Agreement and the Notes in the inverse order of their due dates, such that the regular payments, if any, under the Loan Agreement and the Notes shall not be reduced or altered in any manner.

                  (e) All insurance provided for in this Section 1.9 shall be effected under valid and enforceable policies issued by financially responsible insurers having a general policyholder's and financial rating of not less than "A", as rated in the most currently available Best's Insurance Reports (or an equivalent rating with a publication of a similar nature if Bests Insurance Reports is no longer being published), and incorporated under the Laws of the United States or any state thereof and authorized to do business in the State of New York and in the State of New Jersey and which are approved in writing by the Mortgagee. It is further agreed that the aggregate amount of coverage underwritten by any insurer in conformance with the provisions of this Mortgage shall not exceed 10% of that insurer's surplus to policyholders. Upon the execution of this Mortgage and thereafter, not less than thirty (30) days prior to the expiration dates of the expiring policies theretofore furnished pursuant to this section or any other section of this Mortgage, originals or certified copies of the policies bearing notations (or certificates thereof) evidencing the payment of not less than one year's premiums, or accompanied by other evidence reasonably satisfactory to the Mortgagee of such payment, shall be delivered by the Mortgagor to the Mortgagee.

                  (f) If the Mortgagor shall fail to procure, pay for or deliver to the Mortgagee any policy or policies of insurance (or certificates, as the case may be) and/or renewals thereof as in this Section 1.9 required, the Mortgagee may, at its option, but shall be under no obligation to do so, effect such insurance and pay the premium therefor, and the Mortgagor shall upon five
(5) business days prior written notice repay to the Mortgagee any premiums so paid, with interest thereon at the Involuntary Rate. Any amount so expended by the Mortgagee, with interest thereon at the Involuntary Rate, shall be secured by the lien of this Mortgage. The Mortgagor hereby waives any claim against the Mortgagee by reason of the failure of the Mortgagee to (i) notify the Mortgagor of the cancellation or non-renewal of any insurance required by this Section 1.9, or (ii) effect any such insurance.

                  (g) After an Event of Default, the Mortgagee may, at its option, to be exercised by thirty (30) days written notice to the Mortgagor, require the deposit by the Mortgagor, at the time of each payment of an installment of interest or principal under the Loan Agreement and the Notes, of an additional amount sufficient to pay the insurance premiums due for the insurance required under this Section 1.9 when such premiums become due. The determination of the amount so payable and of the fractional part thereof to be deposited with the Mortgagee, so that the aggregate of such deposit shall be sufficient for this purpose, shall be made by the Mortgagee in its sole and reasonable discretion. Such amounts shall be held by the Mortgagee without interest and applied to the payment of the premiums in respect to which such amounts were deposited on or before the respective dates on which the same or any of them would become delinquent or, at the option of the Mortgagee, but only if an Event of Default shall have occurred and shall be continuing, to the payment of any amount due under the Loan Agreement or the Notes or hereunder (including principal, interest and late charges) in such order or priority as the Mortgagee shall determine. If one (1) month prior to the due date of any of the aforementioned premiums, the amounts then on deposit therefor shall be insufficient for the payment of such premiums in full, the Mortgagor, within five (5) business days after demand by the Mortgagee, shall deposit the amount of the deficiency with the Mortgagee. Nothing herein contained shall be deemed to affect any right or remedy of the Mortgagee under any provision of this Mortgage or of any statute or rule of law to pay any such amount and to add the amount so paid to the Indebtedness. The Mortgagor hereby grants the Mortgagee a security interest in any and all such funds to secure the repayment of the Indebtedness.

                  (h) If (A) the Debt Coverage Ratio (as defined in subsection 1.23(b)(ii) of this Mortgage) shall equal or exceed the Acceptable Ratio (as defined in subsection 1.23(b)(v) of this Mortgage) for all Periods (as defined in subsection 1.23(b)(iv) of this Mortgage) during which insurance proceeds are being made available for the restoration of the Improvements, and (B) the stabilized value of the Premises and Improvements as set forth In the then most recent Appraisal Report (as defined in Section 1.25 of this Mortgage) equals or exceeds the Principal Balance (as defined in Section 1.25 of this Mortgage), then the Mortgagee shall permit the Mortgagor to use the insurance proceeds for the restoration of the Mortgaged Property, provided that (i) the net insurance proceeds are sufficient in the opinion of the Mortgagee, on advice from Mortgagee's architect or engineer, to restore the Mortgaged Property, or if such proceeds are insufficient to restore the Mortgaged Property, Mortgagor shall have deposited with the Mortgagee cash or other security reasonably acceptable to the Mortgagee in an amount equal to the difference between the cost of such restoration and such proceeds, (ii) there shall exist no Event of Default, and
(iii) in the opinion of the Mortgagee, on advice from Mortgagee's architect or engineer, the Mortgaged Property can be completely restored within two hundred seventy (270) days after the occurrence of such casualty or the Maturity Date (as such term is defined in the Loan Agreement), whichever comes first. In the event insurance proceeds are used to repair or restore the Mortgaged Property pursuant to this subsection, Mortgagor shall obtain, at its sole cost and expense, an architect who shall submit plans to the Mortgagee for the repair or restoration of the Mortgaged Property indicating that such repair or restoration can be completed within the period provided for herein, together with an estimated budget itemizing the projected costs of such repair or restoration, which plans and budget shall be subject to the approval of the Mortgagee, which approval shall not be unreasonably withheld, conditioned or delayed. Mortgagor shall also obtain and post, at its sole cost and expense, all necessary Federal, State and local permits and approvals prior to the commencement of such repair or restoration. Mortgagor agrees that all insurance proceeds (and any shortfall deposits) to be used to repair or restore the Mortgaged Property shall be held by the Mortgagee and disbursed monthly: (i) on advice from the Mortgagor's architect or engineer (subject to the review and approval of the Mortgagee's architect or engineer) that the work completed or materials installed conform to said budget and plans, as reasonably approved by the Mortgagee; and (ii) upon presentment of receipted bills and releases reasonably satisfactory to the Mortgagee. The expenses incurred by the Mortgagee, including reasonable architects' and reasonable attorneys' fees, and all soft and hard costs in connection with such restoration, shall be paid by Mortgagor to the extent insurance proceeds (and any shortfall deposits) are insufficient to pay same. At no time shall the Mortgagee be obligated to disburse any funds if (i) the undisbursed balance is, in the opinion of the Mortgagee based on advice from its architect or engineer, insufficient to timely complete the restoration of the Mortgaged Property free and clear of all liens or if the advance of funds will, in the reasonable opinion of the Mortgagee, adversely affect the priority of the lien of this Mortgage, or (ii) an Event of Default shall have occurred and be continuing. The Mortgagor agrees to post such bonds, obtain such guaranteed maximum price general contract agreement and/or enter into such agreements and arrangements as the Mortgagee may require to insure lien-free completion of such repairs or restoration by the end of the period provided herein for completion of such repairs or restoration.

                  (i) For the purpose of subsection 1.9(h) and Section 1.13 only, in determining the Debt Coverage Ratio (a) the DCR Shortage (as such term is defined in subsection 1.23 of this Mortgage), if any, shall not be included in determining whether the Debt Coverage Ratio is equal to or exceeds the Acceptable Ratio, (b) the proceeds of rent insurance, to the extent such proceeds are actually available to be used to pay debt service under the Loan Agreement and the Notes, shall be included in determining Net Property Cash Flow (as defined in subsection 1.23(b)(i) of this Mortgage), and (c) notwithstanding the provisions of Section 1.23 of this Mortgage, the Mortgagee shall be entitled to order an Appraisal Report at any time after the casualty/proceeding giving rise to the insurance/condemnation claim and the Mortgagor shall be responsible to pay all fees and expenses of the Mortgagee incurred with respect thereto.

                  Section 1.10. If the Mortgagor shall fail to perform any of the covenants contained in Sections 1.1, 1.3, 1.7, 1.8, 1.9 or 1.12 hereof, the Mortgagee may make advances to perform the same on Mortgagor's behalf, and all sums so advanced shall be a lien upon the Mortgaged Property and shall be secured hereby. The Mortgagor shall repay upon five business days prior written demand by Mortgagee all such sums so advanced by Mortgagee on Mortgagor's behalf with interest at the Involuntary Rate. The provision of this Section 1.10 shall not prevent any default in the observance by Mortgagor of any covenant contained in Sections 1.1, 1.3, 1.7, 1.8, 1.9 or 1.12 hereof from constituting an Event of Default.

                  Section 1.11. (a) The Mortgagor shall keep adequate records and books of account with respect to the Mortgaged Property, and shall keep adequate records and books of account with respect to its overall operations, in accordance with the principles of the accrual basis method of accounting, consistently applied. Mortgagor shall permit the Mortgagee, by its agents, accountants and attorneys, to visit and inspect the Premises at reasonable times during normal business hours upon reasonable prior written or telephonic notice and to examine the Mortgagor's records and books of account with respect to the Mortgaged Property and to discuss its affairs, finances and accounts with the partners or officers, members, accountants, employees, attorneys and agents of the Mortgagor, at such reasonable times as may be requested by the Mortgagee upon reasonable prior written or telephonic notice.

                  (b) The Mortgagor shall deliver to the Mortgagee (i) with reasonable promptness after the close of each fiscal year of the Mortgagor, but in no event later than one hundred twenty (120) days thereafter, the Mortgagor's operating report with respect to the Mortgaged Property, statement of income, balance sheet, and statement of cash flow, for such fiscal year, together with all schedules appurtenant thereto, prepared on the accrual basis method of accounting in accordance with Generally Accepted Accounting Principles ("GAAP"), consistently applied, and certified by an independent certified public accountant engaged by the Mortgagor, which certified public accountant shall be reasonably satisfactory to the Mortgagee; provided that, with respect to the operating report, the certified public accountant shall review, but shall not be required to certify, such report, but such report shall be signed by a financial officer of the Mortgagor to certify that said operating report is true, accurate and complete and that no events have occurred subsequent to the date of said report that have or would cause a material adverse change in the financial conditions represented therein, (ii) with reasonable promptness after the close of each fiscal year of the Mortgagor, but in no event later than ninety (90) days thereafter, the rent roll for the Premises in the form described in Section
1.1 l(d) of this Mortgage, (iii) with reasonable promptness after the close of each fiscal year of the Mortgagor, but in no event later than fifteen (15) days thereafter, the Mortgagor's business plan and projections for the Mortgaged Property for the then immediately upcoming fiscal year, in form reasonable satisfactory to the Mortgagee, (iv) with reasonable promptness after its filing with the Securities and Exchange Commission ("SEC"), but in no event later than thirty (30) days thereafter, Mortgagor's annual report on Form 1OK, and (v) with reasonable promptness after its filing with the SEC, but in no event later than thirty (30) days after the end of the second fiscal quarter of each fiscal year of the Mortgagor, its quarterly report on Form 10Q.

                  (c) intentionally omitted.

                  (d) The Mortgagor, within ten (10) days after written request, shall deliver to the Mortgagee a current rent roll of the Premises showing the names of tenants, space occupied by each tenant, rent paid by each tenant (gross and per square foot), lease security if any, lease or occupancy expiration dates, options for renewal, rental during renewal terms, cancellation provisions and other relevant information.

                  (e) The Mortgagor shall, within five (5) business days after written request from the Mortgagee, but not more often than once every, twelve months, furnish to Mortgagee a written statement, duly acknowledged, and to the best of the Mortgagor's knowledge, of the amount due whether for principal or interest under the Notes and all amounts due under the Loan Agreement, whether any offsets, counterclaim or defenses exist against payment of the Indebtedness or any part thereof.

                  (f) The Mortgagor, with reasonable promptness, shall deliver or cause to be delivered to the Mortgagee such other information (financial or otherwise) with respect to Mortgagor and/or the Mortgaged Property as Mortgagee may reasonably request from time to time.

                  Section 1.12. The Mortgagor shall not commit any physical waste on the Mortgaged Property, or any part thereof, nor make any material change in the use of the Mortgaged Property, nor any part thereof, which shall in any way increase any ordinary fire or other hazard arising out of alteration, construction or operation. The Mortgagor shall, at all times, maintain the Improvements in good operating order and condition and shall promptly make, at its sole expense, from time to time, all repairs, renewals, replacements, additions and improvements in connection therewith which are needful or desirable to such end.

                  Section 1.13. The Mortgagor, immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Premises or any part thereof, shall notify the Mortgagee of the pendency of such proceedings. The Mortgagee may participate in any such proceedings and the Mortgagor from time to time shall promptly deliver to the Mortgagee all instruments requested by the Mortgagee to permit such participation. The award or compensation payable to the Mortgagor in any such condemnation proceedings is hereby assigned to and shall be paid to the Mortgagee. The Mortgagee shall be under no obligation to question the amount of any such award or compensation and may accept the same in the amount in which the same shall be paid. In any such condemnation proceedings, the Mortgagee may be represented by counsel selected by the Mortgagee, at the sole cost and expense of Mortgagor. The proceeds of any award or compensation so received shall be applied toward the payment of the Indebtedness, notwithstanding the fact that the Indebtedness may not then be due and payable; provided, however, if the Mortgagor meets the Debt Coverage Ratio and loan to value requirements set forth in subsections (A) and (B) of Section 1.9(h) as pre-conditions for the receipt of insurance proceeds, then such condemnation proceeds shall be applied to the restoration of the Improvements in the same manner set Section 1.9(h) for the use of insurance proceeds. In the event that any portion of the condemnation awards or compensation shall be used to reduce the Indebtedness, same shall be applied by the Mortgagee in any manner it shall designate including, but not limited to, the application of such award or compensation of the then unpaid installments of the principal balance due under the Loan Agreement and the Notes in the inverse order of their maturity such that the regular payments under the Loan Agreement and the Notes shall not be reduced or altered in any manner. The Mortgagor, upon request by the Mortgagee, shall make, execute and deliver to the Mortgagee any and all instruments requested for the purpose of confirming the assignment of the aforesaid awards and compensation to the Mortgagee free and clear of any liens, charges or encumbrances of any kind or nature whatsoever. The Mortgagee shall not be limited to the interest paid on the proceeds of any award or compensation, but shall be entitled to the payment by the Mortgagor of interest at the applicable rate provided for in the Loan Agreement and the Notes.

                  Section 1.14. (a) The Mortgagor has no right or power, as against the Mortgagee without the Mortgagee's prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, to cancel, abridge or otherwise modify the leases or subleases of the Premises or any of the terms, provisions or covenants thereof or to accept prepayments of installment of rent to become due thereunder and the Mortgagor shall not do so without such consent, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however that the Mortgagee's written consent to non-material modifications and amendments shall only be required with respect to leases for space covering 20,000 square feet or more.

                  (b) The Mortgagor shall not enter into any lease of all or any portion of the Premises and/or the Improvements without the prior written consent of the Mortgagee, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however that the Mortgagee's written consent shall only be required with respect to leases for space covering 20,000 square feet or more.

                  (c) The Mortgagor shall at all times, and in all commercially reasonable respects, promptly and faithfully perform, or cause to be performed promptly, all of the covenants, conditions and agreements contained in all leases of the Premises, or any part thereof, now or hereafter existing, on the part of the lessor thereunder to be kept and performed and shall at all times do all things necessary and commercially reasonable to compel performance by the lessees under each lease of all obligations, covenants and agreements by such lessee to be performed thereunder. If any of such leases provide for the giving by the lessee of certificates with respect to the status of such leases, the Mortgagor shall exercise its right to request such certificates within five (5) business days of any demand therefor by the Mortgagee.

                  (d) The Mortgagor shall at all times promptly and faithfully perform, or cause to be performed promptly, all of the covenants, conditions and agreements contained in all deeds, instruments, deed restrictions, notices, easements or other agreements affecting the Premises, or any part thereof, now or hereafter existing, on the part of the Mortgagor to be kept and performed and shall at all times do all things necessary and commercially reasonable to compel performance by the lessees, operators or other occupants of the Premises of all obligations, covenants and agreements by such lessee, operator or other occupant to be performed thereunder, as the case may be. Without limiting the generality of the aforementioned, Mortgagor shall at all times promptly and faithfully perform, or cause to be performed promptly, all of the covenants, conditions and agreements on the part of the Mortgagor to be kept and performed under those certain Deed Notices by The Trustees of Princeton University dated as of October 15, ! 999 affecting the Premises, including, without limitation, all institutional controls and associated monitoring and maintenance activities, if any, and shall prepare and deliver, or cause to be prepared and delivered, all biennial reports and documentation required to be submitted to the New Jersey Department of Environmental Protection with respect to such Deed Notices, the Premises or any part thereof.

                  Section 1.15. Each lease covering the Premises, or any part thereof, shall by its terms be subject and subordinate to the lien of this Mortgage.

                  Section 1.16. Mortgagor shall not grant any licenses covering the Premises or a portion thereof without the prior written consent of the Mortgagee, which consent sha11 not be unreasonably withheld, conditioned or delayed.

                  Section 1.17. In the event any payment provided for herein, the Loan Agreement, or in the Notes (whether principal, interest or otherwise) shall become overdue for a period in excess often (10) days, a late payment premium of four (4) cents for each dollar so overdue shall become immediately due to the Mortgagee for the purpose of defraying the expenses incident to handling such delinquent payment, and such premium shall be deemed to be part of the Indebtedness and therefore secured by the lien of this Mortgage. Late payment premiums shall be payable together with the payment of such overdue payment.

                  Section 1.18. (a) The Mortgagor shall receive the advances secured by this Mortgage and shall hold the right to receive such advances as a trust fund to be applied first for the purpose of paying the cost of constructing the Improvements and shall apply the same first to the payment of the costs before using any part of the total of the same for any other purpose.

                  (b) The Mortgagor agrees that it shall indemnify and hold the Mortgagee harmless from and against any loss or liability, cost or expense, including, without limitation, any judgments, reasonable attorneys' fees, costs of appeal bonds and printing costs arising out of or relating to any proceeding instituted by any claimant alleging priority over the lien of this Mortgage, and/or by any claimant alleging a violation by the Mortgagor of any section of any applicable law.

                  Section 1.19. The Mortgagor shall (i) execute and deliver to the appropriate governmental authority any affidavit, instrument, document and/or filing required pursuant to any applicable statute, ordinance, rule and/or regulation, and (ii) deliver to the Mortgagee, within thirty (30) days after written and detailed request by Mortgagee, all information Mortgagee deems reasonably appropriate in order to comply with the provision of any applicable law.

                  Section 1.20. The Mortgagor expressly covenants and agrees to pay in full the reasonable costs and expenses of the Mortgagee (including, without limitation, the reasonable fees and actual out-of-pocket expenses of Mortgagee's counsel), promptly upon receipt of a statement therefor, which are incurred prior to and after the date hereof and which costs and expenses arise in connection with any matter incidental to the preparation, negotiation, execution, delivery, filing and recording, amendment or modification, and enforcement of the Loan Agreement and the Notes and/or this Mortgage including, without limitation, the reasonable costs and expenses of every kind incurred by Mortgagee (including, without limitation, the reasonable fees and actual out-of-pocket expenses of Mortgagee's counsel) in connection with the commencement of any action to foreclose this Mortgage or to collect the Indebtedness, all which costs and expenses shall, to the extent not prohibited by law, be a lien on the Mortgaged Property prior to any interest in, or claim upon, the Mortgaged Property arising subsequent to the date hereof. "Costs and expenses" as used in the preceding sentence shall include, without limitation (and in addition to those costs and expenses specified above), the reasonable attorneys' fees and actual out-of-pocket expenses incurred by Mortgagee in retaining counsel for advice, suit, appeal or any insolvency or other proceedings under the Federal Bankruptcy Code or otherwise. The Mortgagor also expressly covenants and agrees to pay in full the reasonable costs and expenses of the Mortgagee's and Lenders (including, without limitation, the reasonable fees and expenses of the Mortgagee and Lenders (including, without limitation, the reasonable fees and expenses of Mortgagee's and Lenders' counsel), promptly upon receipt of a statement therefore, which are incurred after the date hereof and which costs and expenses arise in connection with the Mortgagee's or any Lender's sale of one or more ownership interest(s) or participation interest(s) in the Indebtedness, the Loan Agreement, the Notes, this Mortgage and any and all of the documents executed in connection therewith; provided, however, such costs and expenses shall be subject to the "Syndication Expense Cap" (as such term is defined in the Loan Agreement) and shall only be paid in connection with the sale of such ownership or participation interests of a Lender that is a Lender as of the date of this Mortgage. The Mortgagor also covenants and agrees to provide to the Mortgagee all financial and other information with respect to the Mortgagor and/or Mortgaged Property reasonably requested by the Mortgagee, and the Mortgagor authorizes the Mortgagee to make available to such information to the Lenders, the proposed Lenders and such Lenders' participants.

                  Section 1.21. The Mortgagor shall not make any structural alterations to the Premises without the prior written consent of Mortgagee, which consent shall not be unreasonably withheld, conditioned, or delayed.

Mortgagor or any tenants shall be permitted to make non-structural alterations that do not materially adversely affect the Improvements.

                  Section 1.22. The Mortgagor hereby assigns to the Mortgagee the leases, rents, issues and profits of the Premises, if any, and the Mortgagor grants to the Mortgagee the right to enter upon and to take possession of the Premises for the purpose of collecting such rents, issues and profits and to let the Premises or any part thereof, and to apply the rents, issues and profits, after payment of all necessary charges and expenses, on account of the Indebtedness. This assignment and grant shall continue in effect until the Indebtedness shall have been paid in full. The Mortgagee hereby grants to Mortgagor a license for the purpose of collecting said rents, issues and profits, and the Mortgagor shall be entitled to collect and receive said rents, issues and profits; provided, however, after an Event of Default shall have occurred and be continuing under this Mortgage, such license shall automatically terminate upon the Mortgagee's written notice to any tenant of the Premises, or any part thereof, to pay rent directly to the Mortgagee.

                  Section 1.23. (a) The Mortgagor shall establish and maintain with HSBC Bank USA an interest bearing cash collateral account in the name of the Mortgagor and pledged to the Mortgagee ("Reserve Account") in which the Mortgagor shall maintain on deposit an amount calculated at the times and on the basis described below, that, if it were added to Net Property Cash Flow (as hereinafter defined) for the relevant period, would cause the Debt Coverage Ratio (as hereinafter defined) to be equal to the Acceptable Ratio (as hereinafter defined), which amount shall then be rounded up to the next increment of $10,000.00 (which amount, as rounded, is hereinafter referred to as the "DCR Shortage"); provided however, if the Debt Coverage Ratio for any Period (as hereinafter defined) shall be 1.00:1.00 or less, the Mortgagor shall, upon the Mortgagee's demand, either (i) prepay a portion of the principal balance of the Indebtedness in an amount sufficient to cause the Debt Coverage Ratio to be equal to the Acceptable Ratio, or (ii) post additional collateral reasonably acceptable to the Mortgagee of a value that, if it were offset against the principal balance of the Indebtedness, would be sufficient to cause the Debt Coverage Ratio to be equal to the Acceptable Ratio. The Mortgagor shall establish the Reserve Account with HSBC Bank USA promptly after the first date on which the Debt Coverage Ratio for any Period is determined to be below the Acceptable Ratio.

                  (b) The following terms shall have the following meanings:

                           (i) "Net Property Cash Flow" for any period of time
shall mean the aggregate of all revenues of every nature and kind from all sources relating to the Mortgaged Property actually paid to the Mortgagor for such period of time including, without limitation, base rent, additional rent, and any other amounts (including, without limitation, reimbursement for common area maintenance, insurance premiums and real estate taxes) payable pursuant to any and all leases affecting the Premises and Improvements or any portion thereof less the aggregate of all reasonable and ordinary costs relating to the operation of the Premises and Improvements that are actually paid by the Mortgagor to independent third parties for such period of time including repairs, maintenance, insurance premiums, tenant improvement work, leasing commissions, real estate taxes, capital expenditures, and management fees (but excluding all non-cash expenses (such as depreciation)).

                           (ii) "Debt Coverage Ratio" shall mean the ratio of
Net Property Cash Flow to Debt Service.

                           (iii) "Debt Service" for any period of time shall
mean the greater of (A) the aggregate of all payments of principal and interest due under the Loan Agreement for such period of time, or (B) the aggregate of all payments of principal and interest that would be due under a $40,500,000.00 (less any principal prepayment(s) made in accordance with the terms of the Loan Agreement i.e., prepayments of $1,000,000.00 or a multiple thereof) obligation being amortized over a twenty-five year period beginning as of January 1, 2003 at an interest rate equal to 7.50% per annum.

                           (iv) "Periods" shall mean, during any calendar year,
the six month period of January 1 through June 30 and the six month period of July 1 through December 31.

                           (v) "Acceptable Ratio" shall mean 1.25 to 1.00.

                  (c) The determination of the DCR Shortage shall be made as of the end of each Period during the term of the Loan Agreement beginning with the Period January 1, 2003 through June 30, 2003. The Mortgagor shall supply to the Mortgagee such information as is reasonably requested by the Mortgagee for the Mortgagee to determine the DCR Shortage on or prior to the date that is twenty-five (25) days after the end of each Period. Such information, at a minimum, shall include (without the necessity of explicitly requesting same) the Mortgagor's determination of the Net Property Cash Flow and Debt Service for such period. The determination of the DCR Shortage, if any, with respect to each Period, shall be based on the Mortgagee's reasonable determination of the Debt Coverage Ratio calculated as of the end of each Period by using the Net Property Cash Flow (as determined by the Mortgagee) and the Debt Service (as determined by the Mortgagee) for that Period, and shall be provided to the Mortgagor promptly after such calculation.

                  (d) The Mortgagor, promptly following demand by the Mortgagee, shall establish the Reserve Account at HSBC Bank USA and shall, from time to time, promptly following the Mortgagee's demand, deposit into the Reserve Account any amount that is necessary to maintain the balance of the Reserve Account at an amount equal to the then most current determination of the DCR Shortage.

                  (e) The amount of deposit in the Reserve Account shall not be subject to downward adjustment during the term of the Loan Agreement; provided, however, if the Debt Coverage Ratio (without the DCR Shortage) is greater than or equal to the Acceptable Ratio for two Periods after the last deposit into the Reserve Account, the amount in the Reserve Account shall be released to the Mortgagor.

                  (f) The Mortgagor hereby grants to the Mortgagee a security interest in the Reserve Account and shall confirm such grant pursuant to documentation in form and substance reasonably satisfactory to the Mortgagee and, in addition to all other remedies that the Mortgagee may have, the Mortgagor hereby specifically authorizes the Mortgagee to apply the funds in the Reserve Account to the reduction of the Indebtedness upon the occurrence, and during the continuance, of an Event of Default.

                  Section 1.24. The Mortgagor, beginning July 25, 2003, shall deliver to the Mortgagee on July 25 and January 25 of each calendar year a certificate signed by the Mortgagor certifying that the Mortgagor is in compliance with all of its covenants under this Mortgage, including the covenants contained in Section 1.23 and 1.25 of this Mortgage.

                  Section 1.25. The Mortgagor, promptly following the Mortgagee's demand, shall pay all fees and charges actually incurred by the Mortgagee with respect to any appraisal report of the Premises commissioned by the Mortgagee after the date hereof ("Appraisal Report"); provided however that the Mortgagor shall not be liable for fees and charges for any Appraisal Report dated within two years of the date hereof or within twelve months of any other Appraisal Report. On or after the date that is the second anniversary of the date of this Mortgage, the Mortgagee shall, at the Mortgagee's option, determine whether the then outstanding principal balance of the Indebtedness ("Principal Balance") exceeds seventy-five (75%) percent of the value of the Premises and Improvements as set forth in the latest Appraisal Report commissioned by the Mortgagee after the second anniversary date of this Mortgage. If the Mortgagee determines, in its reasonable discretion, that the Principal Balance exceeds seventy-five (75%) percent of the value of the Premises and Improvements as set forth in such Appraisal Report, then the Mortgagor, within ten (10) days after written demand from the Mortgagee, shall either (i) pay to the Mortgagee a sum sufficient to reduce the Principal Balance to an amount less than or equal to seventy-five (75%) percent of the value of the Premises and Improvements as set forth in such Appraisal Report, or (ii) deposit with the Mortgagee (or, at the Mortgagee's direction, HSBC Bank USA) cash collateral (or a letter of credit in favor of the Mortgagee issued by a financial institution reasonably satisfactory to the Mortgagee, and otherwise in form and substance satisfactory to the Mortgagee or other collateral reasonably acceptable to the Mortgagee) securing the repayment of the Principal Balance (pursuant to documentation reasonably satisfactory to the Mortgagee) so that the Principal Balance is less than or equal to seventy-five (75%) percent of the aggregate value of the Premises and Improvements and the cash collateral, or the amount available to be drawn by the Mortgagee under the letter of credit (or other collateral reasonably acceptable to the Mortgagee), as the case may be.

                  Section 1.26. The Mortgagor covenants and agrees to maintain (and cause to be maintained) all cash security deposits for any and all leases of the Premises and/or Improvements (or any part thereof) and all operating account(s) with respect to the Premises and/or Improvements (whether maintained by the Mortgagor or its agent) in one or more bank accounts at HSBC Bank USA.

                  Section 1.27. The Mortgagor covenants and agrees to deposit (or cause to be deposited) all rent checks and all other forms of rental payments from tenants at the Premises and/or Improvements, and all checks or other forms of payments representing any other income whatsoever from the Premises and/or Improvements, into the operating account(s) maintained by the Mortgagor (or its agent) at HSBC Bank USA.

                  Section 1.28. Mortgagor will not commit any intentional physical waste on the Premises or make any change in the use of the Premises which will in any way increase any ordinary fire or other hazard arising out of use or operation. Mortgagor will, at all times, maintain the Improvements and Chattels in good operating order and condition and will promptly make, from time to time, all repairs, renewals, replacements, additions and improvements in connection therewith which are needful to such end. The Improvements shall not be demolished or substantially altered, nor shall any Chattels be removed without Mortgagee's prior consent, except where obsolete or appropriate replacements free of superior title, liens and claims are immediately made of value at least equal to the value of the removed Chattels.

                  Section 1.29. The Mortgagor represents and warrants that there is no management agreement with respect to the Premises or Improvements other than the Property Management Agreement by and between Mortgagor, as owner, and Crimson Corporate Services, LLC, a Texas limited liability company, as operator, effective as of December 13, 2002.

                               (End of Article I)

                                  ARTICLE II.

                         EVENTS OF DEFAULT AND REMEDIES


                  Section 2.1. If one or more of the following Events of Default shall happen, that is to say:

                  (a) if (i) default shall be made in the payment of the principal and interest due under the Loan Agreement or the Notes at maturity, whether by acceleration or otherwise, (ii) default shall be made in the payment of any principal or interest due under the Loan Agreement or the Notes, when and as the same shall become due and payable, other than at maturity, and such default shall have continued for a period of ten (10) days, or (iii) default shall be made in the payment of any other fee or amount due under the Loan Agreement, the Notes or under this Mortgage and said default shall have continued for a period of twenty (20) business days after written notice thereof shall have been given to the Mortgagor by the Mortgagee; or

                  (b) if default shall be made in the due observance or performance of any covenant or agreement on the part of the Mortgagor in this Mortgage contained (other than those covered in clause (a) above) and such default shall have continued for a period of thirty (30) days after written notice thereof shall have been given to the Mortgagor by the Mortgagee, provided however that if such default is of a nature that the same cannot reasonably be cured within said thirty (30) days, it shall not be an Event of Default so long as the Mortgagor diligently continues to pursue such cure, but in no event shall such cure period extend beyond an additional reasonable period of time not to exceed one hundred twenty (120) days; or

                  (c) if by the order of a court of competent jurisdiction, a trustee, receiver or liquidator of the Mortgaged Property, or any part thereof, or of the Mortgagor shall be appointed and such order shall not be discharged or dismissed within ninety (90) days after such appointment; or

                  (d) if the Mortgagor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Mortgagor or of any substantial part of its property, or if the Mortgagor shall make any general assignment for the benefit of creditors, or if the Mortgagor shall fail generally to pay its debts as such debts become due, or if the Mortgagor shall take any action in furtherance of any of the foregoing; or

                  (e) if any of the creditors of the Mortgagor shall commence against the Mortgagor an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and if such case shall not be discharged or dismissed within ninety (90) days after the date on which such case was commenced; or

                  (f) if final judgment for the payment of money in excess of $250,000.00 in the aggregate shall be rendered against the Mortgagor and the Mortgagor shall not discharge the same or cause it to be bonded to the Mortgagee's reasonable satisfaction, or paid within sixty (60) days from the entry thereof, or shall not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, and secure a stay of execution pending such appeal within the aforementioned sixty (60) day period, and shall not, after the expiration of such stay, immediately discharge or bond such judgment to the Mortgagee's reasonable satisfaction; or

                  (g) if the Mortgagor fails to discharge or bond to the Mortgagee's reasonable satisfaction any judgment lien filed against the Mortgaged Property, or any portion thereof, within twenty (20) days after notice to do so from the Mortgagee; or

                  (h) intentionally omitted; or

                  (i) if the Mortgagor sells, transfers, assigns, leases (except as expressly permitted herein), conveys, mortgages or encumbers the Mortgaged Property or any part of the Mortgaged Property or any interest in the Mortgaged Property without the prior written consent of the Mortgagee; or

                  (j) if a default beyond any applicable notice, grace and/or cure period occurs under any mortgage encumbering the Mortgaged Property or any part thereof (which mortgage would only be permitted with the prior written consent of the Mortgagee), including any other mortgage held by the Mortgagee encumbering the Mortgaged Property, or any part thereof; or

                  (k) intentionally omitted; or

                  (l) intentionally omitted; or

                  (m) intentionally omitted; or

                  (n) if the Mortgagor defaults under any covenant or agreement, or materially breaches any representation or warranty, contained in the Loan Agreement or defaults under any other agreement with the Mortgagee pertaining to the Mortgaged Property or the Indebtedness and such default continues beyond the expiration of any applicable notice, grace and/or cure period; or

                  (o) if the Mortgagor is dissolved, or is re-incorporated, or if the Mortgagor's certificate of incorporation or by-laws are materially modified or amended without the Mortgagee's prior written consent; provided however if such modification or amendment does not adversely affect the rights of the Mortgagee or the Lenders, any such amendment or modification shall not be deemed to be an Event of Default; or

                  (p) if any certificate, written statement, representation, warranty or financial statement furnished to the Mortgagee by or on behalf of the Mortgagor (including, without limitation, representations and warranties contained herein) shall prove to have been false in any material adverse respect at the time as of which the facts therein set forth were certified, or to have omitted any substantial contingent or unliquidated liability or claim against the Mortgaged Property or if on the date of the execution of this Mortgage there shall have been any material adverse change in any of the facts disclosed by any such statement or certificate, which change shall not have been disclosed in writing by or on behalf of the Mortgagor to the Mortgagee at or prior to the time of such execution; or

                  (q) if (i) the Improvements are substantially damaged, demolished or destroyed in whole or in part, and (ii) the insurance proceeds have been obtained from the insurance company, and (iii) the Mortgagee makes the insurance proceeds available to the Mortgagor for restoration pursuant to the terms of this Mortgage, and (iv) the Mortgagor shall have failed to promptly commence and diligently prosecute the restoration of the Improvements and Chattels in accordance with the provisions of the Section 1.09(h) of this Mortgage, and (v) such default continues for thirty (30) days after notice from Mortgagee;

then and in each and every such case:

                           (i) The Mortgagee, by written notice given to the
Mortgagor, may declare the Indebtedness then outstanding (if not then due and payable), to be due and payable immediately, and upon any such declaration the Indebtedness shall be immediately due and payable, anything in the Loan Agreement, the Notes or in this Mortgage to the contrary notwithstanding. The Indebtedness shall automatically be due and payable immediately, without demand or notice of any kind, during the continuance of an Event of Default under Sections 2.1 (c), (d) and (e) hereof.

                           (ii) The Mortgagee personally, or by its agents or
attorneys, may enter into and upon all or any part of the Mortgaged Property (at reasonable times during normal business hours and after reasonable prior notice) and each and every part thereof, whereof it shall become possessed as aforesaid; having and holding the same, may use, operate, manage and control the Mortgaged Property and conduct the business thereof, either personally or by its superintendents, managers, agents, servants, attorneys or receivers; upon every such entry, the Mortgagee, at the expense of the Mortgaged Property, from time to time, may maintain and restore the Mortgaged Property, may complete the construction of any of the Improvements and in the course of such completion may make such changes in the contemplated Improvements as it may deem desirable and may insure the same; likewise, from time to time, at the expense of the Mortgaged Property, the Mortgagee may make all necessary or proper repairs, renewals and replacements and such useful alterations, additions, betterments and improvements thereto and thereon as it may deem advisable; in every such case the Mortgagee shall have the right to manage and operate the Mortgaged Property and to carry on the business thereof and exercise all rights and powers of the Mortgagor with respect thereto either in the name of the Mortgagor or otherwise as it shall deem best; the Mortgagee shall be entitled to collect and receive all earnings, revenues, rents, issues, profits and income of the Mortgaged Property and every part thereof, all of which shall for all purposes constitute property of the Mortgagee; and after deducting the expenses of conducting the business thereof and of all maintenance, repairs, renewals, replacements, alterations, additions, betterments and improvements and amounts necessary to pay for taxes, assessments, insurance and prior or other proper charges upon the Mortgaged Property, or any part thereof, as well as reasonable compensation for the services of the Mortgagee and for all of the Mortgagee's attorneys and agents, the Mortgagee shall apply the moneys arising as aforesaid to the payment of the Indebtedness in the manner and in the amounts as the Mortgagee shall elect in its sole discretion.

                           (iii) Upon the occurrence of any such Event of
Default, the Mortgagee, with or without entry, personally or by its agents or attorneys, may:

                                    (1) after reasonable prior written notice to
Mortgagor, sell the Mortgaged Property, or any part thereof, to the extent permitted and pursuant to the procedures provided by applicable law, and all estate, right, title and interest, claim and demand therein, and right of redemption thereof, at one or more sales as a single entity or in parcels, and at such time and place upon such terms and after such notice thereof as may be required or permitted by law; or

                                    (2) institute and maintain proceedings for
the complete or partial foreclosure of this Mortgage; or

                                    (3) take such steps to protect and enforce
its rights whether by action, suit or proceeding in equity or at law for the specific performance of any covenant, condition or agreement in the Loan Agreement, the Notes or in this Mortgage, or in aid of the execution of any power herein granted, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as the Mortgagee shall elect.

                  Section 2.2. (a) The Mortgagee may adjourn from time to time any sale to be made pursuant to or by virtue of this Mortgage by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable law, the Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

                  (b) Upon the completion of any sale or sales made pursuant to or by virtue of this Mortgage, the Mortgagee, or an officer of any court empowered to do so, shall execute and deliver to the purchaser or purchasers a good and sufficient instrument or instruments, conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold and shall execute and deliver to the appropriate governmental authority any affidavit, instrument, document and/or filing required pursuant to any applicable statute, ordinance, rule and/or regulation. The Mortgagee is hereby irrevocably appointed the true and lawful attorney of the Mortgagor, in its name and stead, to make all necessary conveyances, assignments, transfers and deliveries of the Mortgaged Property and rights so sold, and for that purpose the Mortgagee may execute all necessary instruments of conveyance, assignment and transfer, including, without limitation, any required affidavit, instrument, document and/or filing and may substitute one or more persons with like power. The Mortgagor hereby ratifies and confirms all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof. Nevertheless, the Mortgagor, if so requested by the Mortgagee, shall ratify and confirm any such sale or sales by executing and delivering to the Mortgagee or to such purchaser or purchasers all such instruments as may be advisable, in the judgment of the Mortgagee, for that purpose. Any such sale or sales whether made under or by virtue of this Article II, under the power of sale herein granted, or under or by virtue of judicial proceedings of sale herein granted or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of the Mortgagor in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against the Mortgagor and against any and all persons claiming or who may claim the same, or any part thereof, from, through or under the Mortgagor.

                  (c) In the event of any sale or sales whether made under or by virtue of this Article II, under the power of sale herein granted, or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, the entire principal of, and interest on, the Loan Agreement and the Notes, if not previously due and payable, and all other sums required to be paid by the Mortgagor pursuant to this Mortgage, immediately thereupon, shall become due and payable.

                  (d) The purchase money proceeds or avails of any sale made under or by virtue of this Article II, together with any other sums which then may be held by the Mortgagee under this Mortgage, whether under the provisions of this Article II or otherwise, shall be applied as follows:

                           First: To the payment of the reasonable costs and
                  expenses of such sale, including, but not limited to, the reasonable compensation to the Mortgagee, its agents and attorneys, and any sums that may be due under and/or pursuant to any statute, rule, regulation and/or law that imposes any tax, charge, fee and/or levy in connection with and/or arising from the exercise of any right and/or remedy under this Mortgage or the recording or filing of any deed, instrument of transfer or other such document in connection with any such sale and of any judicial proceedings wherein the same may be made, and of all expenses, liabilities and advances made or incurred by the Mortgagee under this Mortgage, together with interest at the Involuntary Rate, on all advances made by the Mortgagee pursuant to this Mortgage.

                           Second: To the payment of the whole amount then due,
                  owing or unpaid under the Loan Agreement or the Notes for principal and interest, in such order as the Mortgagee shall determine in its sole and absolute discretion with interest on the unpaid principal at the Involuntary Rate from and after the due date (whether by acceleration or otherwise).

                           Third: To the payment of the surplus, if any, to
                  whomsoever may lawfully be entitled to receive the same.

                  (e) Upon any sale made under or by virtue of this Article II, whether made under the power of sale herein granted or under by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, the Mortgagee may bid for and acquire the Mortgaged Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Indebtedness of the Mortgagor secured by this Mortgage the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which the Mortgagee is authorized to deduct under this Mortgage.

                  Section 2.3. (a) If all of the principal shall be due and payable under the Loan Agreement and the Notes, whether by acceleration or otherwise, the Mortgagor shall pay to the Mortgagee (i) interest at the Involuntary Rate on the then unpaid principal of the Loan Agreement and the Notes, and on the sums required to be paid by the Mortgagor pursuant to any provision of this Mortgage from the due date thereof until the payment in full of the Indebtedness, and (ii) such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including reasonable compensation to the Mortgagee, its agents, and attorneys and any expenses incurred by the Mortgagee pursuant to the exercise of any of the Mortgage rights hereunder.

                  (b) Subject to the exculpatory provisions of Section 3.21 of this Mortgage, in the event of a sale of the Mortgaged Property, or any part thereof, and of the application of the proceeds of sale, as in this Mortgage provided, to the payment of the debt hereby secured, the Mortgagee shall be entitled to enforce payment of, and to receive all amounts then remaining due and unpaid upon the Loan Agreement and the Notes, and to enforce payment of all other reasonable charges, payments, costs and amounts due under this Mortgage, and shall be entitled to recover judgment for any portion of the debt remaining unpaid, with interest at the Involuntary Rate. Subject to the exculpatory provisions of Section 3.21 of this Mortgage, in case of the commencement of any case against the Mortgagor under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect or any proceedings for its reorganization or involving the liquidation of its assets, the-n- the Mortgagee shall be entitled to prove the whole amount of principal and interest due upon the Loan Agreement and the Notes to the full amount thereof, and all other payments, charges, costs and amounts due under this Mortgage, without deducting therefrom any proceeds obtained from the sale of the whole or in part of the Mortgaged Property; provided, however, that in no case shall the Mortgagee receive a greater amount than such principal and interest and such other payments, charges, costs and amounts from the aggregate amount of the proceeds of the sale of the Mortgaged Property and the distribution from the estate of the Mortgagor.

                  (c) No recovery of any judgment by the Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property shall affect in any manner or to any extent, the lien of this Mortgage upon the Mortgaged Property, or any part thereof, or of any liens, rights, powers or remedies of the Mortgagee hereunder, but such liens, rights, powers and remedies of the Mortgagee shall continue unimpaired as before.

                  (d) Any moneys collected by the Mortgagee under this Section
2.3 shall be applied by the Mortgagee in accordance with the provisions of subsection (d) of Section 2.2.

                  Section 2.4. After the occurrence of any Event of Default and immediately upon the commencement of any action, suit or other legal proceedings by the Mortgagee to obtain judgment for the Indebtedness, or any part thereof, the Mortgagor shall and hereby does, irrevocably consent to the appointment of a receiver or receivers of the Mortgaged Property, or any part thereof, and of all the earnings, revenues, rents, issues, profits and income thereof. After the happening of any Event of Default and during its continuance, or upon the commencement of any proceedings to foreclose this Mortgage or to enforce the specific performance hereof or in aid thereof, or upon the commencement of any other judicial proceeding to enforce any right of the Mortgagee, the Mortgagee shall be entitled, as a matter of right, if it shall so elect, on an EX PARTE basis and without the giving of notice to any other party and without regard to the adequacy of any security for the Indebtedness, either before or after declaring the unpaid principal of the Loan Agreement and the Notes to be due and payable, to the appointment of a receiver or receivers with respect to the Mortgaged Property, or any part thereof, and of all the earnings, revenues, rents, issues, profits and income thereof. Any such receiver shall have the right to immediate possession of the Mortgaged Property (and of all the earnings, revenues, rents, issues, profits and income thereof) from and after his or her appointment.

                  Section 2.5. Notwithstanding the appointment of any receiver, liquidator or trustee of the Mortgagor, or of any of its property, or of the Mortgaged Property or any part thereof, the Mortgagee shall be entitled to retain possession and control of all property now or hereafter held by the Mortgagee under this Mortgage.

                  Section 2.6. No remedy herein conferred upon or reserved to the Mortgagee is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission of the Mortgagee to exercise any right or power accruing upon any Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Event of Default or any acquiescence therein; and every power and remedy given by this Mortgage to the Mortgagee may be exercised from time to time as often as may be deemed expedient by the Mortgagee. Nothing in this Mortgage, the Loan Agreement or in the Notes shall affect the obligation of the Mortgagor to pay the principal of, and interest under, the Loan Agreement, the Notes in the manner and at the time and place therein respectively expressed.

                  Section 2.7. The Mortgagor shall not insist upon, or plead, or in any manner whatever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, that may affect the covenants and terms of performance of this Mortgage, nor claim, take or insist upon any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales thereof that may be made pursuant to any provision herein, or pursuant to the decree, judgment or order of any court of competent jurisdiction; nor, after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof and the Mortgagor hereby expressly waives all benefit or advantage of any such law or laws, and covenants not to hinder, delay or impede the execution of any power herein granted or delegated to the Mortgagee, but to suffer and permit the execution of every power as though no such law or laws had been made or enacted. The Mortgagor, for itself and all who may claim under it, waives, to the extent that it lawfully may, all right to have the Mortgaged Property marshalled upon any foreclosure hereof.

                  Section 2.8. During the continuance of any Event of Default, and pending the exercise by the Mortgagee of its right to exclude the Mortgagor from all or any part of the Mortgaged Property, the Mortgagor agrees to pay the fair and reasonable rental value for the use and occupancy of the Mortgaged Property, or any part thereof that is in its possession for such period, and upon default of any such payment, shall vacate and surrender actual possession of the Mortgaged Property, or such part thereof, to the Mortgagee or to a receiver, if any, and in default thereof may be evicted by any summary action or proceeding for the recovery of possession of the Mortgaged Property, or the part thereof so occupied by the Mortgagor, for non-payment of rent, however designated. It is agreed that the fair and reasonable rental value for use and occupancy of the Mortgaged Property, or the part thereof so occupied by the Mortgagor, may be difficult or impossible to ascertain; therefore, Mortgagor and Mortgagee hereby agree that the fair and reasonable rental value shall in no event be less than an amount equal to the fair market rent for the part of the Mortgaged Property so occupied.

                               (End of Article II)

                                  ARTICLE III.

                                  MISCELLANEOUS


                  Section 3.1. In the event any one or more of the provisions contained in this Mortgage or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such in validity, illegality or unenforceability shall not affect any other provision of this Mortgage, but this Mortgage shall be construed as if such provision had never been contained herein or therein.

                  Section 3.2. All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when delivered in person or sent by first class certified mail, return receipt requested, or by reliable overnight carrier, to any party hereto at its address above stated (in the case of the Mortgagee, to the attention of Mr. Christopher
A. Whyte, with a copy to Phillips, Lytle, Hitchcock, Blaine & Huber, 437 Madison Avenue, New York, New York 10022, Attention: Robert J. Chanis, Esq. and in the case of the Mortgagor to the attention of Richard J. Lampen, Esq., with copy to Fischbein Badillo Wagner Harding, 909 Third Avenue, New York, New York 10022,
Attention: Gerald N. Schrager, Esq. or at such other address of which it shall have notified the party giving such notice in writing as aforesaid. Each notice shall be deemed to have been sufficiently given or served for all purposes when delivered in person (or when delivery is first attempted, if delivery is refused), three (3) business days after mailing when sent by certified or registered mail, or on the following business day if sent by reliable overnight courier.

                  Section 3.3. Whenever notice is required herein, the giving of such notice may be waived in writing by the person or persons entitled to receive such notice.

                  Section 3.4. All of the grants, terms, conditions, provisions and covenants of this Mortgage shall run with the land, shall be binding upon the Mortgagor and shall inure to the benefit of the Mortgagee, the Mortgagee's assignees, the Mortgagee's participants, subsequent holders of this Mortgage, and their respective assignees, participants, successors and assigns. For the purpose of this Mortgage, the term "Mortgagor" shall include and refer to any subsequent owner of the Mortgaged Property, or any part thereof, and their respective heirs, executors, legal representatives, successors and assigns. If there is more than one Mortgagor, all their undertakings hereunder shall be joint and several, and each representation, warranty, covenant and agreement in this Mortgage shall apply to each and all of such mortgagors named herein.

                  Section 3.5. Nothing in this Mortgage, the Loan Agreement, the Notes or in any other agreement between the Mortgagor and the Mortgagee shall require the Mortgagor to pay, or the Mortgagee to accept, interest in an amount that would subject the Mortgagee to any penalty or forfeiture under applicable law. If the payment of any charges, fees or other sums due hereunder or under the Loan Agreement, the Notes or any such other agreement that are or could be held to be in the nature of interest and that would subject the Mortgagee to any penalty or forfeiture under applicable law, then, ipso facto, the obligations of the Mortgagor to make such payment shall be reduced so that interest under the Loan Agreement and the Notes shall be the highest rate authorized under applicable law. Should the Mortgagee receive any payment that is or would be in excess of the highest rate authorized under applicable law, such payment shall be deemed to have been made in error, and shall automatically be applied to reduce the outstanding principal balance of the Indebtedness without any penalty.

                  Section 3.6. The Loan Agreement and the Notes each provides that it is governed by, and construed and enforced in accordance with, the laws of the State of New York. This Mortgage shall also be construed under and governed by the laws of the State of New York. Notwithstanding the parties' choice of New York law, however, the terms and provisions of this Mortgage pertaining to the priority, enforcement or realization by the Mortgagee of its rights and remedies under this Mortgage with respect to the Mortgaged Property shall be governed and construed and enforced in accordance with the internal law of the State of New Jersey without giving effect to the conflicts-of-law rules and principles of the State of New Jersey. Additionally, New Jersey law shall also be included in the definition of Environmental Laws for the purposes of the indemnities contained in 3.15 of this Mortgage.

                  Section 3.7. Except as expressly set forth herein to the contrary, whenever the consent or approval of the Mortgagee is required, the decision whether to consent or approve shall be in the sole and absolute discretion of the Mortgagee.

                  Section 3.8. This Mortgage, the Loan Agreement and the Notes, and all other documents executed and delivered in connection herewith shall be given a fair and reasonable construction in accordance with the intention of the parties as expressed herein and therein and without regard for any rule of law requiring construction against the party that prepared such instruments.

                  Section 3.9. This Mortgage shall constitute a "security agreement," as such term is defined in the Code. By executing and delivering this Mortgage, the Mortgagor has granted, in the same manner and with the same effect described in the Granting Clause hereof, to the Mortgagee, a security interest in the Chattels, the Intangibles, and those items listed as (f) - (j) in the Granting Clause of this Mortgage (collectively, "Collateral Documents"). The Mortgagor authorizes the Mortgagee to file any financing statements or other documents or instruments, with or without the Mortgagor's signature, that the Mortgagee may require to protect, perfect or establish any lien or security interest granted to the Mortgagee and further authorizes the Mortgagee to authenticate or sign the Mortgagor's name on same. If any Event of Default shall occur, the Mortgagee shall have, in addition to any and all other rights and remedies set forth in this Mortgage, and may exercise without demand, any and all rights and remedies granted to a secured party under the Code, including, but not limited to, the right to take possession of the Chattels, the Collateral Documents, and the Intangibles, or any part thereof, and the right to advertise and sell the Chattels, the Collateral Documents, and the Intangibles, or any part thereof, pursuant to and in accordance with the power of sale provided for in this Mortgage. The Mortgagor agrees that any notice of public or private sale with respect to the Chattels, the Collateral Documents, and the Intangibles, or any part thereof, shall constitute reasonable notice if it is sent to the Mortgagor not less than ten (10) days prior to the date of any such sale. The proceeds of any such sale of the Chattels, the Collateral Documents, and the Intangibles, or any part thereof, shall be applied in the manner set forth in
Section 2.2(d) of this Mortgage.

                  Section 3.10. All covenants hereof shall be construed as affording to the Mortgagee rights additional to and not exclusive of the rights conferred under the provisions of any applicable law.

                  Section 3.11. This Mortgage cannot be altered, amended, waived, modified or discharged orally, and no executory agreement shall be effective to modify, waive or discharge, in whole or in part, anything contained in this Mortgage unless it is in writing and signed by the party against whom enforcement of the modification, alteration, amendment, waiver or discharge is sought.

                  Section 3.12. The Mortgagor acknowledges that it has received a true copy of this Mortgage.

                  Section 3.13. This Mortgage may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same Mortgage.

                  Section 3.14. The information set forth on the cover hereof is hereby incorporated herein.

                  Section 3.15. (a) As used in this Section 3.15, the following capitalized terms shall have the meanings set forth below:

                  "ADA" means the requirements of the Americans with Disabilities Act of 1990, Pub. Law 101-336, U.S.C. 12101 ET SEQ., together with any federal, state or local law, rule, ordinance, regulation, order, or policy thereunder as now or at any time hereafter in effect.

                  "Disposal" means the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storage, burning, thermal destruction or placing of any substance so that it or any of its constituents may enter the Environment.

                  "Environment" means any water including but not limited to surface water and ground water or water vapor, any land including land surface or subsurface, stream sediments, air, fish, wildlife, plants, and all other natural resources or environmental media.

                  "Environmental Laws" means all federal, state (including the State of New Jersey) and local environmental, land use, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

                  "Environmental Permits" means all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or



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operation of the Premises and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

                  "Environmental Report" means a written report prepared for the Mortgagee by an environmental consulting or environmental engineering firm.

                  "Hazardous Substances" means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601(14).

                  "Release" has the same meaning as given to that term in
Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 (22), and the regulations promulgated thereunder.

                  (b) The Mortgagor represents and warrants to the Mortgagee that to the Mortgagor's knowledge and except as may be set forth in the Phase 1 Environmental Site Assessment dated November 15, 2002 prepared by Environmental Liability Management, Inc. and an Environmental Report with respect to the Premises prepared by ENSR International in November, 2002:

                           (i) intentionally omitted,

                           (ii) no asbestos or urea formaldehyde foam insulation
is located in any of the buildings or structures improving the Premises,

                           (iii) no above-ground or underground storage tanks
containing Hazardous Substances are or have been located at the Premises,

                           (iv) radon gas is not present in buildings on any of
the Premises in concentrations exceeding 4 pCi/1,

                           (v) no electrical transformers, capacitors, lighting
ballasts or other electric equipment on any of the Premises contain polychlorinated biphenyls (PCBs) in concentrations exceeding amounts allowed by any applicable Environmental Law,

                           (vi) the Premises are not being used and have not
been used for the Disposal of any Hazardous Substance or for the treatment, storage or Disposal of Hazardous Substances in violation of applicable Environmental Laws,

                           (vii) no Release of a Hazardous Substance has
occurred or is threatened on, at, or from the Premises, in violation of applicable Environmental Laws,

                           (viii) neither the Mortgagor nor the Premises is
subject to any existing, pending or threatened suit, claim, notice of violation or request for information under any applicable Environmental Law, and




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

                           (ix) the Mortgagor is in compliance with the
Environmental Laws applicable to its operations at the Premises.

                  (c) The Mortgagor covenants and agrees with the Mortgagee that so long as this Mortgage remains a lien on the Premises that:

                           (i) the Mortgagor shall comply with applicable
Environmental Laws in connection with its ownership or use of the Premises or any related property,

                           (ii) Mortgagor shall not suffer, cause or permit the
Disposal of Hazardous Substances at the Premises in violation of applicable Environmental Laws,

                           (iii) the Mortgagor shall not suffer, cause or permit
the generation, handling, processing, use, or storage of Hazardous Substances on the Premises, in violation of applicable Environmental Laws,

                           (iv) the Mortgagor shall promptly notify the
Mortgagee if Mortgagor receives notice, or becomes aware, of the Disposal of any Hazardous Substance at the Premises, or any Release, or threatened Release, of a Hazardous Substance, from the Premises, in violation of applicable Environmental Laws;

                           (v) the Mortgagor shall allow the Mortgagee and its
agents access to the Premises at all reasonable times upon reasonable prior written notice and permit such inspections, tests, drilling of monitoring wells, soil borings or other analysis of the Premises as the Mortgagee, subject to the rights of tenants, may reasonably require,

                           (vi) the Mortgagor shall, at the Mortgagee's
reasonable request, provide to the Mortgagee, at the Mortgagor's expense, Environmental Reports concerning the Premises,

                           (vii) the Mortgagor shall deliver promptly to the
Mortgagee (A) copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning the Mortgagor's operations at the Premises, and (B) copies of any documents submitted by the Mortgagor to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations at the Premises, and

                           (viii) the Mortgagor shall: (1) comply with all
applicable requirements of the ADA; (2) notify Mortgagee promptly following receipt of knowledge by the Mortgagor in the event of any non-compliance of the Premises and/or Improvements with any provision of the ADA; (3) promptly forward to Mortgagee copies of all orders, notices, permits, applications, and other communications and reports in connection with any other matters relating to the non-compliance of the Premises and/or Improvements with any provision of the ADA.

                  (d) The Mortgagor agrees to indemnify, defend, and hold harmless the Mortgagee from and against any and all liabilities, claims, damages, penalties, expenditures, losses or charges including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition, which may now or in the future be undertaken, suffered, paid, awarded, assessed or otherwise incurred by the Mortgagee as a result of the presence of, Release of, or threatened Release of, Hazardous Substance on, in, under or near the Premises or as a result of, or with respect to, any past, present or future non-compliance with the ADA, including any loss of value of the Mortgaged Property. The liability of the Mortgagor to the Mortgagee under the covenants of this Section 3.15 is not



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

limited by any exculpatory provisions of this Mortgage, the Loan Agreement or in the Notes or in any of the other documents securing the loan and shall survive any foreclosure of this Mortgage, transfer of the Premises by deed in lieu of foreclosure or any other transfer or termination of this Mortgage regardless of the means of such transfer or termination; but the indemnity hereunder shall not apply to acts committed by the Mortgagee, or its designee, nominee, agents, employees or any purchaser at a foreclosure sale that are committed after any of such parties shall have taken title to the Premises or before such time if resulting from the gross negligence or willful misconduct of the Mortgagee, its designee, nominee, agents, employees or any such purchaser at a foreclosure sale.

                  (e) If the Mortgagor defaults on any of its obligations pursuant to this Mortgage, the Loan Agreement, the Notes or any other loan document, the Mortgagee or its designee shall have the right, upon reasonable prior written notice to the Mortgagor, to enter upon the Premises at reasonable times and, subject to the rights of tenants, conduct such tests, investigations and samplings, including but not limited to, installation of monitoring wells, as shall be reasonably necessary for the Mortgagee to determine whether any Disposal of Hazardous Substances has occurred on, at or near the Premises. The costs of all such tests, investigations and samplings shall be added to the balance of the Indebtedness.

                  (f) The Mortgagor agrees that the Mortgagee shall not be liable in any way for the completeness or accuracy of any Environmental Report or the information contained therein. The Mortgagor further agrees that the Mortgagee has no duty to warn the Mortgagor or any other person or entity about any actual or potential environmental contamination or other problem that may have become apparent or will become apparent to the Mortgagee.

                  Section 3.16. Notwithstanding anything contained herein to the contrary, the maximum amount of indebtedness secured by this Mortgage at execution or which under any contingency may become secured hereby at any time hereafter is $40,500,000.00 plus interest thereon, plus all amounts expended by the Mortgagee after default by the Mortgagor that constitute payment of (i) taxes, charges or assessments that may be imposed by law upon the Premises; (ii) premiums on insurance policies covering the Premises; (iii) reasonable expenses incurred in protecting or upholding the lien of this Mortgage, including, but not limited to the reasonable expenses of any litigation to prosecute or defend the rights and lien created by this Mortgage; (iv) reasonable expenses incurred in protecting the collateral encumbered by this Mortgage; or (v) any amount, cost or charge to which the Mortgagee becomes subrogated upon payment, whether under recognized principles of law or equity, or under express statutory authority.

                  Section 3.17. No course of dealing between Mortgagor and Mortgagee and no act, delay or omission by Mortgagee in exercising any right or remedy hereunder, including, without limitation, acceptance of any partial payment on the Indebtedness, shall operate as a waiver of any right, remedy or



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default hereunder, or of any other right or remedy, and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of Mortgagee hereunder are cumulative.

                  Section 3.18. The Mortgagee may release any portion or portions of or interest or interests in the Mortgaged Property from the lien of this Mortgage, either with or without consideration, and may release or discharge in whole or in part any other property which it may at any time hold as security for payment of the Indebtedness or any part thereof and may take any other bond, note or obligation as evidence of the Indebtedness, payable at such time and on such terms as the Mortgagee may approve, and may change the rate of interest in accordance with the provisions of the Loan Agreement, and until the Indebtedness shall have been paid in full, every person who shall be or become personally liable for the Indebtedness shall be bound and continue to be liable for the Indebtedness as fully and effectively as if his consent had been previously obtained.

                  Section 3.19. If the Mortgagee shall receive from or on behalf of the Mortgagor any sum less than the full amount then due and payable, the Mortgagee may, but shall not be obligated to, accept the same and if the Mortgagee elects to accept any such payment, it may hold the same or any part thereof, without liability for interest, in a special account and may from time to time apply the same or any part thereof to the Indebtedness or to the payment of any taxes, assessments, sewer or water charges or insurance premiums desirable to maintain the lien of this Mortgage or to any reasonable expenses, including reasonable costs and attorneys' fees and disbursements, incurred by the Mortgagee in attempting to collect any amount owing on the Indebtedness and in bringing any foreclosure proceedings with respect to this Mortgage.

                  Section 3.20. Without limiting any other right of Mortgagee, whenever Mortgagee has the right to declare any Indebtedness to be immediately due and payable (whether or not it has so declared), Mortgagee at its sole election may set off against the Indebtedness any and all moneys then owed to Mortgagor by Mortgagee in any capacity, whether or not the Indebtedness or the obligation to pay such moneys owed by Mortgagee is then due, and Mortgagee shall be deemed to have exercised such right of setoff immediately at the time of such election even though any charge therefor is made or entered on Mortgagee's records subsequent thereto.

                  Section 3.21. The extent of the Mortgagor's liability for any sums due under this Mortgage, the Loan Agreement and the Notes or any document or certificate executed in connection therewith or pursuant thereto (collectively, "Relevant Documents") shall be limited to the Mortgagor's estate, right, title and interest in, to and under the Mortgaged Property, the Mortgagee agreeing not to look personally to the Mortgagor or to any director, officer, shareholder or employee of Mortgagor (all of the foregoing, collectively, "Members"), but to look solely to the Mortgaged Property and no other assets of the Mortgagor for payment of any of such sums; PROVIDED, HOWEVER, the foregoing shall not release the Mortgagor from personal liability to the Mortgagee and the Lenders with respect to the environmental and ADA indemnities set forth in
Section 3.15 of this Mortgage; provided FURTHER, the foregoing shall not affect the Mortgagor's personal liability to the Mortgagee and the Lenders for, and the

Mortgagor hereby explicitly indemnifies and holds the Mortgagee and the Lenders harmless from, and agrees to be personally liable to the Mortgagee and the Lenders for, any actual loss, cost, expense, liability, damage or claim incurred or suffered by Mortgagee and the Lenders relating to, in connection with, or arising from (i) any fraud committed by the Mortgagor and/or any Member in connection with the Indebtedness, (ii) intentional misapplication by the Mortgagor or any Member of proceeds under any insurance policies disbursed by reason of damage, loss or destruction to all or any portion of the Mortgaged Property, (iii) intentional misapplication by the Mortgagor or any Member of proceeds or awards resulting from the condemnation, or other taking in lieu of condemnation, of all or any portion of the Mortgaged Property, (iv) intentional misapplication by the Mortgagor or any Member of tenant security deposits or other refundable deposits paid to or held by the Mortgagor or any agent of the Mortgagor in connection with any leases of all or any portion of the Mortgaged Property, (v) intentional waste or mismanagement of the Premises and/or Improvements, or (vi) any intentional misrepresentation made to the Mortgagee by the Mortgagor and/or any Member in connection with the Indebtedness. The foregoing provisions shall not (a) constitute a waiver of any obligation evidenced by the Loan Agreement, the Notes or this Mortgage or any of the other documents executed in connection herewith, (b) limit the right of the holder of this Mortgage to name the Mortgagor as a party defendant in any action or suit for judicial foreclosure and sale under the Loan Agreement, the Notes and this Mortgage or any action or proceeding hereunder so long as no judgment in the nature of a deficiency judgment shall be asked for or taken against the Mortgagor or any Member (nothing in this subsection 3.21(b), however, shall prevent Mortgagee from naming the Mortgagor as a defendant in any such action or proceeding in order to enforce the Mortgagee's rights and remedies with respect to the Mortgagor's personal liability to the Mortgagee and the Lenders pursuant to section 3.15 of this Mortgage or with respect to subsections (i)-(vi) of this
Section 3.21), (c) release or impair the Loan Agreement, the Notes or the lien of this Mortgage, (d) prevent or in any way hinder the Mortgagee from exercising, or constitute a defense, an affirmative defense, a counterclaim or other basis for relief in respect of the exercise of any other remedy against the Mortgaged Property, or under any other instrument securing the Loan Agreement, the Notes, or under any of the other documents executed in connection herewith, or as prescribed by law or in equity in case of default, or (e) prevent or in any way hinder the Mortgagee from exercising, or constitute a defense, an affirmative defense, a counterclaim or other basis for relief in respect of the exercise of, its remedies in respect of any deposits, insurance proceeds, condemnation awards or other monies or other collateral securing the Loan Agreement or the Notes. Nothing herein shall be deemed to be a waiver of any right which the Mortgagee may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Reform Act of 1978 or any successor thereto or similar provisions under applicable state law to file a claim for the full amount of the debt owing to the Mortgagee by the Mortgagor or to require that all of the Mortgaged Property shall continue to secure all of the Indebtedness owing to the Mortgagee in accordance with the Loan Agreement, the Notes or this Mortgage.

                  Section 3.22. The Mortgagor acknowledges that this Mortgage, the Loan Agreement, the Notes, and all instruments referred to in any of them can be extended, modified or amended only in writing executed by the Mortgagee and that none of the rights or benefits of the Mortgagee can be waived permanently except in a written document executed by the Mortgagee. The Mortgagor further acknowledges the Mortgagor's understanding that no officer or administrator of the Mortgagee has the power or the authority from the Mortgagee to make an oral extension or modification or amendment of any such instrument or agreement on behalf of the Mortgagee.




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                  Section 3.23. (a) Mortgagor shall not claim or demand or be entitled to any credit against the Indebtedness for any part of the taxes paid with respect to the Mortgaged Property or any part thereof and no deduction shall otherwise be made or claimed from the taxable value of the Mortgaged Property, or any part thereof, by reason of this Mortgage.

                  (b) Mortgagor represents and warrants that the loans or other financial accommodations included as the Indebtedness secured by this Mortgage were obtained solely for the purpose of carrying on or acquiring a business or commercial investment and not for residential, consumer or household purposes.

                  (c) This Mortgage is subject to "modification" as such term is defined in P.L. 1985 c.353 (N.J.S.A. 46:9-8.1 ET SEQ.) and shall be subject to the priority provisions thereof.

                  (d) This Mortgage is a purchase money mortgage as a portion of the indebtedness is being used by the Mortgagor to finance the acquisition of the Mortgaged Property.

                  IN WITNESS WHEREOF, this Mortgage and Security Agreement has been duly executed by the Mortgagor as of the date first above written.

                                       NEW VALLEY CORPORATION
                                       (doing business in New Jersey as New
                                       Valley Realty Company)


                                       By: /s/ BENNETT P. BORKO
                                          ----------------------------------
                                            Bennett P. Borko
                                            Assistant Secretary




                                      -35-